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                                                                   Exhibit 10.74

JAY ALIX & ASSOCIATES
575 FIFTH AVENUE, 21ST FLOOR, NEW YORK, NY  10017
TELEPHONE:  (212) 490-2500        FAX:  (212) 490-1344



March 24, 1999


VIA FACSIMILE

Board of Directors
Graham-Field Health Products, Inc.
81 Spence Street
Bay Shore, NY  11706

Re:   Crisis Management and Interim Executive Leadership

Gentlemen:

This letter outlines the understanding between Jay Alix & Associates, a Michigan corporation ("JA&A") and Graham-Field Health Products, Inc. (the "Company") of the objective, tasks, work product and fees for the engagement of JA&A to provide crisis management and interim executive leadership services to the Company.

                                    OBJECTIVE

To provide services to the Company customarily provided by a Chief Executive Officer and Chief Financial Officer of the Company and to assist the Board of Directors in stabilization of the Company and management, as well as in the development of an operating and business plan, developing and proposing a turnaround plan that maximizes value for the Company's stakeholders as well as assisting in the exploration of strategic alternatives on behalf of the Company to maximize its value.

                                      TASKS

- Assume the position of the Company's President and Chief Executive Officer ("CEO") with responsibility for the Company's operations. In this regard, it is understood and agreed that in our role as CEO we shall report to the Board of Directors or a Committee of the Board.

- Assume the position of the Company's Chief Financial Officer ("CFO") reporting to the CEO.

-     Assist in the assessment of the current financial position of the Company.
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Board of Directors                                                      Page 2
Graham-Field Health Products, Inc.                              March 24, 1999


- Meet with Company management to review their assessment of the current situation and evaluate their input for the Company's turnaround.

-     Assist in the development of intermediate and long-term operating plans.

- Meet with lenders and other outside parties as may be required from time to time.

- Develop and lead employee teams that will be focused on integration of mergers, rationalization of product lines, reduction of overhead spending, realizing supply chain economies and maintaining and enhancing customer relationships.

- Work with the Company's outside auditors in finalizing the 1998 financial statements and filings of reports required by the New York Stock Exchange and the Securities and Exchange Commission.

-     Report to and attend all meetings of the Board of Directors.

- Perform such other tasks as may normally be associated with the positions of CEO and CFO or as may be mutually agreed upon.

                                  WORK PRODUCT

Our work product will be in the form of:

-     Information to be discussed with you and others, as you may direct.

- Written reports and analysis worksheets to support our suggestions as we deem necessary or as you may request.

                                    STAFFING

Jack McGregor will become the Company's CEO and will be the principal responsible for the overall engagement. Al Koch, Managing Principal of JA&A, will advise him and play an active role in the engagement. Soren Reynertson will act as the Company's CFO. They will be assisted by a staff of consultants at various levels, all of whom have a wide range of skills and abilities related to this type of assignment. In addition, we have relationships with and periodically retain independent contractors with specialized skills and abilities to assist us.

                            TIMING, FEES AND EXPENSES
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Board of Directors                                                      Page 3
Graham-Field Health Products, Inc.                              March 24, 1999



We will commence this engagement immediately upon receipt of a signed engagement letter and retainer.

HOURLY FEES. This engagement will be staffed with professionals at various levels as the tasks require. For purposes of semi-monthly billings, our fees will be based on the hours charged at our hourly rates, which are:

            Jack McGregor, principal                        $500
            Debra Kuptz, principal                          $450
            Soren Reynertson, senior associate              $350
            Associates                                      $295 to $335
            Accountants and Consultants                     $190 to $225

CASH EXPENSES. In addition to the fees set forth above, the Company shall pay directly or reimburse JA&A upon receipt of periodic billings, for all reasonable out-of-pocket expenses incurred in connection with the assignment such as travel, lodging, postage, telephone and facsimile charges.

CONTINGENT SUCCESS FEES. In addition to hourly fees, the Company agrees that it will pay JA&A the following contingent success fees:

(1) An option on 200,000 shares of the Company's stock. The option shall be granted at the lowest average closing price for five consecutive trading days during the 90-day period beginning with the date of this letter. The option shall be exercisable at the earlier of: (1) the date of a transaction involving the sale of substantially all of the Company's business or (2) beginning with the 7th month following termination of JA&A's engagement. The option shall expire four years from the date of this letter.

(2) A contingent success fee equal to 1/2 of the 1% of the gross proceeds of a transaction involving the sale of all or a portion of the Company's business. Gross proceeds shall be equal to the sum of (a) purchase price of the Company's common stock or the fair value of shares given in exchange therefor, plus (b) cash or other consideration that is paid to the Company, plus (c) redemption value of the Company's preferred stock that is redeemed or otherwise retired as part of the transaction, plus (d) any debt that is either assumed or repaid as part of the transaction. Such contingent success fee shall be payable for transactions beginning with the date of this letter and ending on the later of: (1) 12 months from the termination of JA&A's engagement, or (2) two times the number of months that JA&A's engagement hereunder continues beginning with the termination date of JA&A's engagement. For example, if JA&A's engagement lasts seven months from the date of this letter, then the contingent success fee payable
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Board of Directors                                                      Page 4
Graham-Field Health Products, Inc.                              March 24, 1999


      hereunder shall expire 14 months after the end of JA&A's engagement.

RETAINER AND BILLING FOR SERVICES. We will require a retainer of $300,000 to be applied against the time charges, excluding expenses, specific to the engagement. We will submit semi-monthly invoices for services rendered and expenses incurred as described above, and we will offset such invoices against the retainer. Payment will be due upon receipt of the invoices to replenish the retainer to the agreed upon amount. Any unearned portion of the retainer will be returned to you at the termination of the engagement.

                           RELATIONSHIP OF THE PARTIES

The parties intend that an independent contractor relationship will be created by this agreement. JA&A is not to be considered an employee or agent of the Company and the employees of JA&A are not entitled to any of the benefits that the Company provides for the Company's employees.

The Company also agrees not to solicit, recruit or hire any employees or agents of JA&A for a period of two years subsequent to the completion and/or termination of this agreement.

                                 CONFIDENTIALITY

JA&A agrees to keep confidential all information obtained from the Company. JA&A agrees that neither it nor its directors, officers, principals, employees, agents or attorneys will disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to the Company or any affiliate thereof which is either non-public, confidential or proprietary in nature ("Information") which it obtains or is given access to during the performance of the services provided hereunder. JA&A may make reasonable disclosures of Information to third parties in connection with their performance of their obligations and assignments hereunder. In addition, JA&A will have the right to disclose to others in the normal course of business its involvement with the Company.

Information includes data, plans, reports, schedules, drawings, accounts, records, calculations, specifications, flow sheets, computer programs, source or object codes, results, models, or any work product relating to the business of the Company, its subsidiaries, distributors, affiliates, vendors, customers, employees, contractors and consultants.

The Company acknowledges that all advice (written or oral) given by JA&A to the Company in connection with JA&A's engagement is
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Board of Directors                                                      Page 5
Graham-Field Health Products, Inc.                              March 24, 1999


intended solely for the benefit and use of the Company (limited to its Board and management) in considering the transactions to which it relates. The Company agrees that no such advice shall be used for any other purpose or reproduced, disseminated, quoted or referred to at any time in any manner or for any purpose other than accomplishing the tasks and programs referred to herein or in discussions with the Company's lenders or debt holders, without JA&A's prior approval (which shall not be unreasonably withheld) except as required by law. This agreement will survive the termination of the engagement.

                           FRAMEWORK OF THE ENGAGEMENT

The Company acknowledges that it is hiring JA&A to provide interim executive leadership and to assist and advise the Company in business planning and restructuring. JA&A's engagement shall not constitute an audit, review or compilation, or any other type of financial statement reporting engagement that is subject to the rules of the AICPA or other such state and national professional bodies.

                             INDEMNIFICATION OF JA&A

In engagements of this nature where we act as crisis managers, it is our practice to receive indemnification. Accordingly, in consideration of our agreement to act on your behalf in connection with this engagement, you agree to indemnify, hold harmless, and defend us (including our principals, employees and agents) from and against all claims, liabilities, losses, damages and reasonable expenses as they are incurred, including reasonable legal fees and disbursements of counsel, and the costs of our professional time (our professional time will be reimbursed at our rates in effect when such future time is required), relating to or arising out of the engagement, including any legal proceeding in which we may be required or agree to participate but in which we are not a party. We, our principals, employees and agents may, but are not required to, engage a single firm of separate counsel of our choice in connection with any of the matters to which this indemnification agreement relates. This indemnification agreement does not apply to actions taken or omitted to be taken by us in bad faith.

                           INDEMNIFICATION OF OFFICERS

In addition to the foregoing indemnification, Jack McGregor and Soren Reynertson shall be deemed to be officers of the Company and shall, along with other JA&A personnel who serve as officers of the company, be individually covered by the same indemnification and directors' and officers' liability insurance as is applicable to other officers of the Company.
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Board of Directors                                                      Page 6
Graham-Field Health Products, Inc.                              March 24, 1999


The Company agrees that it will use its best efforts to specifically include and cover any JA&A appointees under the Company's policy for directors' and officers' insurance. In the event that the Company is unable to include JA&A appointees under the Company's policy or does not have first dollar coverage as outlined in the preceding paragraph in effect for at least $10 million, it is agreed that JA&A will attempt to purchase a separate directors' and officers' policy that will cover its employees and agents only and that the cost of same shall be invoiced to the Company as an out of pocket cash expense. If JA&A is unable to purchase such directors' and officers' insurance then we reserve the right to terminate this agreement.

                            TERMINATION AND SURVIVAL

The agreement may be terminated at any time by written notice by one party to the other; provided, however, that notwithstanding such termination JA&A will be entitled to any fees and expenses due under the provisions of the agreement. It is further understood and agreed that unless the Company acts in bad faith or has not remained current with its payment obligations to our firm as articulated in this letter, JA&A will not terminate the engagement without providing at least 90 days notice. Such payment obligation shall inure to the benefit of any successor or assignee of JA&A.

It is further understood and agreed that if the Company elects to terminate this agreement of if JA&A ceases to be the Company's CEO on an involuntary basis before JA&A has been paid an aggregate of at least $1,000,000 in fees, including the contingent success fee #2 on page 3, then any shortfall between $1,000,000 and amounts paid to JA&A shall be paid to JA&A as additional compensation. Furthermore, it is agreed that JA&A's rights to contingent success fees shall not be terminated if JA&A receives a payment hereunder, but rather such rights to contingent success fees shall be unaffected and continue in full force and effect as outlined elsewhere in this engagement letter.

The obligations of the parties under the Indemnification of JA&A, Indemnification of Officers, Confidentiality and Termination and Survival sections of this agreement shall survive the termination of the agreement as well as the other sections of this agreement which expressly provide that they shall survive termination of this agreement.

                                  GOVERNING LAW

This letter agreement is governed by and construed in accordance with the laws of the State of New York with respect to contracts made and to be performed entirely therein and without regard to choice of law or principles thereof.
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Board of Directors                                                      Page 7
Graham-Field Health Products, Inc.                              March 24, 1999



If we have a dispute with respect to any of the provisions of this agreement and are unable to agree on a mutually satisfactory resolution within 30 days, either party may require the matter to be settled by binding arbitration. If such arbitration shall occur, it shall be in New York City. We shall attempt for two weeks to agree on a single arbitrator. If that effort shall fail, each party shall appoint one arbitrator. The two arbitrators so chosen shall attempt for two weeks to select a third. If they are unable to agree, the American Arbitration Association in New York City shall choose the third. The arbitration shall occur using the rules and procedures of the American Arbitration Association. The decision of the arbitrator(s) shall be final, binding and non-appealable.

                                    CONFLICTS

We know of no fact or situation that would represent a conflict of interest for us with regard to the Company.

                                  SEVERABILITY

If any portion of the letter agreement shall be determined to be invalid or unenforceable, we each agree that the remainder shall be valid and enforceable to the maximum extent possible.

                                ENTIRE AGREEMENT

All of the above contains the entire understanding of the parties relating to the services to be rendered by JA&A and may not be amended or modifies in any respect except in writing signed by the parties. JA&A will not be responsible for performing any services not specifically described in this letter or in a subsequent writing signed by the parties.

                                     NOTICES

All notices required or permitted to be delivered under this letter agreement shall be sent, if to us, to the address set forth at the head of this letter, to the attention of Mr. Melvin R. Christiansen, and if to you, to the address for you set forth above, to the attention of your General Counsel, or to such other name or address as may be given in writing to the other party. All notices under the agreement shall be sufficient if delivered by facsimile or overnight mail. Any notice shall be deemed to be given only upon actual receipt.

If these terms meet with your approval, please sign and return the enclosed copy of this letter and wire transfer the amount to establish the retainer.
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Board of Directors                                                      Page 8
Graham-Field Health Products, Inc.                              March 24, 1999


We look forward to working with you.

Sincerely yours,

JAY ALIX & ASSOCIATES


John G. McGregor
Principal
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Board of Directors                                                      Page 9
Graham-Field Health Products, Inc.                              March 24, 1999



John G. McGregor
Jay Alix & Associates
4000 Town Center, Suite 500
Southfield, MI  48070

Dear Sirs:

The foregoing engagement letter is acknowledged and agreed to by Graham-Field Health Products, Inc.

GRAHAM-FIELD HEALTH PRODUCTS, INC.



By:___________________________________________



Its:__________________________________________



Date:_________________________________________